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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 19, 1998


                            LA PETITE ACADEMY, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                       33-61232                 43-1243221
       (State or other               (Commission File          (IRS Employer
jurisdiction of incorporation)           Number)             Identification No.)



                       8717 West 110th Street, Suite 300
                          Overland Park, Kansas 66210
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code is (913) 345-1250





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Item 5. Other Events.

        On March 19, 1998, Vestar Capital Partners announced that it had signed an agreement to sell the Registrant, and its parent Vestar/LPA Investment Corp., to an investor group led by Chase Capital Partners. A copy of the press release is attached hereto as Exhibit 1.

        On March 27, 1998, the Registrant announced that on May 1, 1998 it would exchange all outstanding Class A Cumulative Redeemable Exchangeable Preferred Stock for its 12-1/8% Subordinated Exchange Debentures due 2003. A copy of that press release is attached hereto as Exhibit 2.

Item 7. Financial Statements and Exhibits.

        1.   Press Release dated March 19, 1998.

        2.   Press Release dated March 27, 1998.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          La Petite Academy, Inc.


                                          By: /s/ Phillip M. Kane
Dated:      April 6, 1998                    -------------------------
                                              Phillip M. Kane

                                          Senior Vice-President, Chief Financial
                                          Officer and duly authorized
                                          representative of the registrant



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                    VESTAR CAPITAL PARTNERS AGREES TO SELL
                    CHILD CARE PROVIDER LA PETITE ACADEMY
                          TO CHASE CAPITAL PARTNERS

NEW YORK, March 19, 1998 -- Vestar Capital Partners today announced it has signed an agreement to sell child care provider La Petite Academy, Inc., and its parent Vestar/LPA Investment Corporation to an investor group led by Chase Capital Partners. Vestar and the company's senior management will retain an approximate 10% interest in the company. Terms of the transaction, which is scheduled to close in early May, were not disclosed.

     La Petite Academy is one of the nation's leading providers of center-based child care and early education through its over 750 locations throughout the country. The company is based in Kansas City, Missouri and employs approximately 12,000 people. Current year revenues approximate $300 million. Vestar acquired its majority stock in La Petite in 1993.

     James P. Kelly, a Vestar Managing Director and Chairman of La Petite, noted: "We are delighted with the success of this transaction. Our management partners at La Petite have done a terrific job in the last five years making La Petite a true leader in the important field of early education and child care. We are confident that our friends at Chase Capital will continue to provide capital and strategic support to the management and employees of La Petite in the important work they do."

     James Kahl, La Petite's Chief Executive Officer commented: "We appreciate the advice and support of our partners at Vestar Capital throughout the past five years. The atmosphere of trust and mutual respect was a key component of this very successful transaction. The management team is also very excited about maintaining a significant investment in the company going forward, as we and our new partners at Chase Capital work to build on our record of growth and profitability through continued emphasis on providing unsurpassed early childhood education programs."

     Stephen P. Murray, a General Partner of Chase Capital Partners, said, "We are extremely excited by this transaction and the opportunity to become involved with La Petite Academy. La Petite is a leader in the field of early childhood education, and Chase Capital looks forward to supporting La Petite's continued growth and success."

     Vestar Capital Partners, with officers in New York and Denver, manages more than $1 billion of private equity capital. The firm focuses on management buyouts and recapitalizations and has completed over 25 such transactions during the past ten years. Previous Vestar investments include: Prestone Products Corporation, Celestial Seasonings, Inc., Westinghouse Air Brake Company, Remington Products Company, Sun Apparel, Inc., and Pyramid Communications, Inc.

     Chase Capital Partners is a global private equity organization with over $5 billion under management. Chase Capital is a subsidiary of The Chase Manhattan Corporation, the largest bank holding company in the United States. Since its inception in 1984, Chase Capital has closed more than 550 individual transactions in North America, Europe, Asia and Latin America.

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                        LA PETITE ACADEMY, INC.  GIVES
                        NOTICE OF EXCHANGE OF CLASS A
                      CUMULATIVE REDEEMABLE EXCHANGEABLE
                               PREFERRED STOCK
                         ---------------------------

KANSAS CITY, March 27, 1998 - La Petite Academy, Inc. announced today that on May 1, 1998 it will exchange all outstanding shares of its Class A Cumulative Redeemable Exchangeable Preferred Stock, par value $.01 per share, for La Petite Academy, Inc. 12-1/8% Subordinated Exchange Debentures due 2003, at the exchange rate of $1.00 principal amount of the Exchange Debentures for each $1.00 of liquidation preference of Preferred Stock (as such liquidation preference may be increased by accrued and unpaid dividends to the Exchange
Date).

La Petite Academy, Inc. is one of the nation's leading providers of center-based child care and early education through its more than 750 locations throughout the country.